SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                SCHEDULE 13D/A
                                 (Rule 13d-101)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                               (Amendment No. 8)


                                AMDOCS LIMITED
----------------------------------------------------------------------
                               (Name of Issuer)

                     Ordinary Shares, par value (pound)0.01
----------------------------------------------------------------------
                         (Title of Class of Securities)

                                  G02602 10 3
----------------------------------------------------------------------
                                (Cusip Number)

                                Wayne Wirtz, Esq.
                             SBC Communications Inc.
                                175 East Houston
                              San Antonio, TX 78205
                                 (210) 351-3736
----------------------------------------------------------------------
                (Name and Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 12, 2002
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box[ ].

                         (continued on following pages)
                              (Page 1 of 11 Pages)

---------------------------------------- --------------------------------------
CUSIP NO. G02602 10 3                 13D/A                  Page 2 of 11 Pages

---------------------------------------- --------------------------------------
------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                         SBC COMMUNICATIONS INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            43-1301883
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [   ]
                                                                      (b) [   ]
------- ------------------------------------------------------------------------

3       SEC USE ONLY
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                AF
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                          [  ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware
------- ------------------------------------------------------------------------
------------------------ ----- -------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                              0
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
------------------------ ----- -------------------------------------------------
                         8     SHARED VOTING POWER                  20,654,138*
                               * Does not include 1,171,288 non-voting Shares.
------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------
                         9     SOLE DISPOSITIVE POWER                        0

------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------
                         10    SHARED DISPOSITIVE POWER              21,825,426

------------------------ ----- -------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                    21,825,426

-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                [   ]
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             10.1%

-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                           HC

-------- -----------------------------------------------------------------------

---------------------------------------- --------------------------------------
CUSIP NO. G02602 10 3             13D/A                      Page 3 of 11 Pages

---------------------------------------- --------------------------------------
------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                         SBC INTERNATIONAL, INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            43-1380735
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]

        (b) [   ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                      WC
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                          [  ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------- ------------------------------------------------------------------------
------------------------ ----- -------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                             0
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------
                         8     SHARED VOTING POWER                  20,654,138*
                               * Does not include 1,171,288 non-voting Shares.
------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------
                         9     SOLE DISPOSITIVE POWER                         0

------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------
                         10    SHARED DISPOSITIVE POWER              21,825,426

------------------------ ----- -------------------------------------------------
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                                   21,825,426
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN
          ROW (11) EXCLUDES CERTAIN SHARES                               [   ]
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)          10.1%

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                        CO

--------- ----------------------------------------------------------------------

---------------------------------------- --------------------------------------
CUSIP NO. G02602 10 3                13D/A                   Page 4 of 11 Pages

---------------------------------------- --------------------------------------
------- ------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                       SBC OPTION DELIVERY, LLC
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]

        (b) [   ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     WC
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                            0
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH
------------------------- ----- ------------------------------------------------
------------------------- ----- ------------------------------------------------
                          8     SHARED VOTING POWER                  12,745,823

------------------------- ----- ------------------------------------------------
------------------------- ----- ------------------------------------------------
                          9     SOLE DISPOSITIVE POWER                        0

------------------------- ----- ------------------------------------------------
------------------------- ----- ------------------------------------------------
                          10    SHARED DISPOSITIVE POWER             12,745,823

------------------------- ----- ------------------------------------------------
-------- -----------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                    12,745,823
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                 [   ]
-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               5.9%

-------- -----------------------------------------------------------------------
-------- -----------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                          CO

-------- -----------------------------------------------------------------------

                                                           Page 5 of 11 Pages



                         AMENDMENT NO. 8 TO SCHEDULE 13D
                           RELATING TO ORDINARY SHARES
                                OF AMDOCS LIMITED



         This statement on Schedule 13D filed on February 22, 2000 (the "Original 13D"), as amended by Amendment No. 1 to Schedule 13D filed on February 22, 2001, Amendment No. 2 to Schedule 13D filed on February 27, 2001, Amendment No. 3 to Schedule 13D filed on June 21, 2001, Amendment No. 4 to Schedule 13D filed on December 7, 2001, Amendment No. 5 to Schedule 13D filed on December 7, 2001, Amendment No. 6 to Schedule 13D filed on January 31, 2002, and Amendment No. 7 to Schedule 13D filed on September 9, 2002 by SBC Communications Inc. ("SBC") is hereby further amended to report the disposition of shares of Amdocs Limited (the "Company").


Item 1.  Security and Issuer

         This statement relates to the Ordinary Shares, par value (pound)0.01 (the "Shares"), of Amdocs Limited, a company organized under the laws of the Island of Guernsey. The Shares trade on the New York Stock Exchange under the symbol "DOX". The principal executive office of the Company is Suite 5, Tower Hill House Le Bordage, St. Peter Port, Island of Guernsey, GY1 3QT Channel Islands.


Item 2.  Identity and Background

(c) The name, and principal occupations of each executive officer and director of SBC and SBC International, Inc. are set forth in Exhibits I and 2 hereto, respectively, and incorporated herein by reference. The principal business address for the named individuals on Exhibits 1 and 2 is 175 E. Houston, San Antonio, Texas, 78205, USA.


Item 4.       Purpose of Transaction

         Since the filing of Amendment No. 7 on September 9, 2002, SBC has disposed of 2,009,400 Shares through open market sales.



                                                            Page 6 of 11 Pages


Item 5.       Interest in Securities of the Issuer

(a) SBCI beneficially owns 21,825,426 Shares representing 10.1% of the outstanding ordinary Shares class. SBCO beneficially owns 12,745,823 Shares representing 5.9% of the outstanding ordinary Shares class. As of June 30, 2002, the capital structure of the Company consists of 215,521,000 Shares (according to Form 6-K filed by the Company on August 15, 2002). SBC possesses ultimate beneficial ownership of the reported Shares by virtue of its ownership of SBCI and SBCO.

(b)      SBCI beneficial ownership interest 1:
         Percent of class............................................10.1%
         Sole power to vote or to direct the vote.......................0 Shares
         Shared power to vote or to direct the vote............20,654,138 Shares
         Sole power to dispose or to direct the disposition of..........0 Shares
         Shared power to dispose or direct the disposition of..21,825,426 Shares

         SBCO beneficial ownership interest 2:
         Percent of class............................................5.9%
         Sole power to vote or to direct the vote....................   0 Shares
         Shared power to vote or to direct the vote............12,745,823 Shares
         Sole power to dispose or to direct the disposition of..........0 Shares
         Shared power to dispose or direct the disposition of..12,745,823 Shares

         1 Does not include 1,171,288 Shares that are non-voting so long as they are directly or indirectly owned by SBC. Each non-voting Share will convert into one Share with voting rights upon its sale.
         2 Each of SBC and SBCI has ultimate control over these Shares by virtue of their ownership of SBCO.

(c) During the past sixty days, SBCI disposed of Shares as follows:


     Transaction Date    Type of Transaction    Number of Shares  Average Price
                                                                      Per Share

          09/0602        Open Market Sales           645,700           $6.85

          11/07/02                                   861,100           $8.85

          11/08/02                                   200,500           $8.72

          11/12/02                                   302,100           $8.46



(d) None.

(e) Not applicable.

                                                            Page 7 of 11 Pages



Item 7.  Material to be Filed as Exhibits

Exhibit No.   Description

1        Directors and Executive Officers of SBC Communications Inc.

2        Directors and Executive Officers of SBC International, Inc.

                                                            Page 8 of 11 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       SBC COMMUNICATIONS INC.



Dated:  November 14, 2002              By:  /s/ James S. Kahan
                                            James S. Kahan
                                            Senior Executive Vice President -
                                            Corporate Development


                                       SBC INTERNATIONAL, INC.



Dated:  November 14, 2002              By:  /s/ James S. Kahan
                                            James S. Kahan
                                            Executive Vice President -
                                            Development


                                       SBC OPTION DELIVERY, LLC

                                       By SBC Hedging Management, LLC
                                          Manager of SBC Option Delivery, LLC



Dated:  November 14, 2002              By: /s/ Hal R. Rainbolt
                                           Hal E. Rainbolt
                                           Director, SBC Hedging Management, LLC